Exhibit 99.1

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

November 13, 2014

11:30 a.m. ET

Operator:	Welcome to the 3Q earnings release conference call.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number one on your telephone keypad. If you would like to withdrawn your question press the pound key.

Thank you. I would now like to turn the call over to Doug Baker, CFO. You may begin.

Douglas Baker:	Thanks, Victoria. As you said, my name is Doug Baker. Also here with me is Dave Harrell. I'm going to start off by reading the Safe Harbor statement.

This conference contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933 as amended and section 21E of the Securities Act of 1934 amended. These forward-looking statements should not be used to make an investment decision, the words estimate, possible and seeking and similar expressions identify forward-looking statements, which speak only as for the date the statement was made.

The company undertakes no obligation to publicly update or revise any forward-looking statements whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

Future events and actual results could differ materially from those set forth and contemplated by or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include, but are not limited to, the effective government regulation, competition and other material risk.

So with that out of the way, next I wanted to go over some highlights from the quarter, before turning it over to Dave for some overview comments.

If you look at our full financial report on Form 10-Q at the SEC Web site, sec.gov, where we reported total revenues of approximately $4.4 million for the nine month period, which is an increase of 40 percent over the same period in 2013 and $1.6 million in revenues for the third quarter, an increase of 18 percent over the same quarter of last year. Revenue has also increased from the second quarter of last year.

Excluding non-cash expenses, we also generated approximately $136,000 of operating income during the third quarter. Some other key highlights includes new prescriptions generated with eCoupons from our SampleMD platform, during the third quarter increased approximately 15 percent over those in the second quarter.

We continue to acquire new pharmaceutical manufacturers and brands, promoting through our platforms, including Pfizer, AstraZeneca, Bausch & Lomb, Auxilium, Actavis, Shire and others. We continue to make progress and advancing negotiations with leading veterinary technology platforms and expect to be to launch in Q1 2015.

There has been some external technology issues involving our largest electronic platform that have adversely effected eCoupon distributions through the first three quarters of 2014, but those have been resolved.

We remain very excited about our core eCoupon business, and expect acceleration to continue with most recent launch of Quest Diagnostics, Allscripts PRO being auto turned on throughout its entire network in early 2015, the scheduled launch of other key EMR platforms in the first six months of 2015, and our joint pursuit of leading health systems with our pharmaceutical partners. We expect our active network of prescribes to nearly double by the middle of next year.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

With that overview, I'm now going to turn it over to Dave Harrell, and let him make some comments.

David Harrell:	Hi, everybody. Thanks for taking time this morning to allow us to give you an update. Again, we think things are moving in the right direction. And the first key point that Doug made was we are expanding our brands. We are expanding our distributions. And again, I think that the Allscripts issue has, the good news, been resolved though it did have some effect on again the first three quarters in general.

But moving forward, we're very, very excited, and I thought I'd spend the time here really trying to define currently where we are in the market and where we see the market going in 24 months. And kind of talk a little bit about the trends of what we're seeing and some scenarios that we'd like to present. We never give guidance, but we'd like to kind of talk to you about where our heads at and what we see is key drivers moving forward.

So most of you know our business model fairly well, and I'm going to focus today's call clearly on our eCoupon business, which is our core business and what makes that drive forward is a quick overview on our business model. We have a value to all key stakeholders by improving access and affordability to savings and support that helps the patient better afford the medication, and hopefully stay on it.

It's been proven in improved health outcomes for the patients and it's also been highly well-received by physicians who are struggling to provide savings and support in a more efficient way. The traditional ways of using drug coupons or even samples are really going to waste side, as doctors have less time in their living in their EHRs.

In fact, there was a seminar that we sponsored, and one of the key points was doctors are actually spending additional seven hours a week sitting in front of their EHR. So again, (there’s) less time for pharmaceutical reps and in essence even more of an impact in integrating their savings and support within our platform, because if you're asking physician to go out of the workflow, they are just not even going to do it. So again, I think all the trends are even more compelling than they've ever been.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

So I'd like to speak about one key trend is that, when you look at what's going to drive our business, there is really three things that we think we're very excited and favorable to. The first thing is the ePrescribe trend, and I thought this (background) would be helpful, but basically right now throughout 2014 it's estimated that there is going to be 1 billion electronic prescriptions this year.

Now putting it into context, it was like 600 million a year-and-a-half ago and it was 60 million five years to go. But still that only constitutes for one out of every four approximate prescriptions. So the U.S. market, in fact I just looked it up this morning, had 3.9 billion prescriptions written.

So 1 billion (ePrescriptions) is a huge opportunity, but the good news is in 2016, within this 24 months that I'm focusing on, estimates are that it's going to double to 2 billion. And so with that the scenario of doubling, it is a huge driver to our business because our user should increase their ePrescribing as well.

And the reason for that is, right now doctors have to reach in the next year for meaningful use they have to actually prescribe at least 50 percent of their prescriptions electronically. So again, they are getting more and more aware, more and more comfortable and more and more required to actually go into that ePrescriber rather than a hand written prescription. So that's going to have a significant impact on our business. And again, if you follow the trend, should alone double it.

The second thing is our active utilizers, our active prescribing platforms that have utilized our coupon. Currently, we looked at who has utilized our coupons, and we have about 65,000 active users of our coupon. And if you look at the market right now of total prescribers, I think there is about 900,000. So that represents about 7 percent.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

Now, if you took ePrescribers, it might be more like 15 percent. But we see the next big driver is expanding our network. And I'm going to speak to that and give you a sense of what we're looking at right now. Again, within our existing platforms, the Allscripts, the DrFirst, the other 100s of our EHRs, we are working with them to expand utilization and currently have commitments to expand to 60,000 additional doctors.

Additionally, we are in final contract discussions that would expand our physician network to a 170,000 additional physicians. So what we did is we said, let's take a percentage of that, and say, rather than the 230,000 and if everything came in, let's take a-third of that. And if we took a-third of that that would actively double our active utilizers.

So again, looking at active utilizers, although one of the platforms is all primary care, which should even have greater utilization. Again, upon us accomplishing that which we think we can do, as Doug pointed out no later than latter part of second quarter if not earlier, that again has the opportunity to double our business beyond the prescribing trend by 2016.

And then, if you look to the last part, as everybody knows is brands, we've increased our brands about 20 percent this year. If we can continue to do that and go from 70 brands to 105 brands, we additionally think that that will increase our business at the potential of another 50 percent.

So if you take the doubling from the ePrescribe trend in the next 24 months, the doubling of active users really before two years, but let's just say during that period. And then you take the increase of brands. That scenario moving forward would be relatively still a very, very small capture rate of total prescription (market).

So again, I think I referenced that the expectation by 2016 is 2 billion electronic total prescriptions. Well, let's break that down a little further. If you looked at brands, the market still is huge. That's 400 million transactions. So if you looked at the size of our market, it would be at $4 of distribution, about $1.6 billion market that we're participating in. But if we could capture even less than 2.5 percent of that 400 million branded prescriptions that are going through-- that would equivolate to $40 million just on our eCoupon revenue.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

So again, I think that we are in a really good position in the marketplace and all the factors are really favorable to us. The fact that again the ePrescription market is growing, we think our reach is going to grow and we think the brands are up. Obviously, as we get even more reach, we become that much stronger, especially with the market forces that are restricting other traditional ways of the marketing pharmaceutical brands.

So naturally there continues to be factors that we're going to have to overcome. It's a budget-driven world, similar to every large company. The pharmaceutical marketers are very budget driven, very large corporations, and have multi-factors and influence. We think we have a very compelling value, particularly with some of our recent return on investments that showed physicians are very favorable and more likely to prescribe a brand that has a coupon than one that doesn't, and its showing adherence as well.

There is also market regulation changes in this industry. It's a highly regulated industry. And there is always pressure on using a generic over a brand for its payers, but again that's always existed. And then there is technology changes, but we think we do have fantastic technology. Again, we continue to improve our platform to be even more robust.

And think again, the eCoupon business, we think it's been a long process to actually create this industry, which we have, and integrate into the 20-plus pharma companies. There is an outstanding opportunity of expanding from certain brands to the whole portfolio, and again the biggest exciting thing that I see here today is the likelihood of our expansion into other key EHRs.

And in fact, one of the biggest ones is Epic, and they have never worked with anybody essentially, but there is such a demand for our eCoupon solution because of the adherence impact, that we have multiple health systems that have brought Epic to the table and we are working with Epic to actually look at formalizing the final work flow and the scope.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

And the exciting thing is that we can crack those first two health systems. We have our pharmaceutical partners ready to go to every single Epic health systems. So that's just one example. We also have other very large platforms that are beyond positive in terms of moving forward, but we can't announce anything yet, until the contractual obligation.

So overall, I just thought I'd give you that color. I think we are in the right market. I think we offer the right solution. And I think our company's technology is in a great position to provide solutions that really improve every stakeholder, and hopefully including all of us as investors.

So with that in mind, I am going to turn it over to any questions that you may have. And again, thank you everybody for the time.

Operator:	Again, if you would like to ask an audio question simply press star then the number one on your telephone keypad. Again that is star one to ask a question. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Vincent Colicchio with Noble Financial.

Vincent Colicchio:	Dave, when will Quest be fully operational, I mean be available to all of the physicians. And how much will that grow your network in percentage terms?

David Harrell:	Quest is ramping up. And their EHR is certainly a smaller portion of all the touch points with Quest, but that is ramping up, and we see it slowly ramping up in fourth quarter. We're also in discussion with Quest of utilizing their other touch points. In fact, Quest reaches I think 40 percent of all doctors in the United States.

So the question we've spoke to them is how else can we build a, what we call, a little widget that can be embedded in all their touch points to access savings, patient education, product information, et cetera, and they seemed intrigued. But it's a very, very important platform for us, but certainly is one of our biggest in terms of top three. But I think they're going to provide some certain reach.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

Vincent Colicchio:	And any sense for how many physicians will be added through the two health systems involved in the epic negotiation?

David Harrell:	I'm going to give you rough estimation, maybe a 2,000, but that's – we will pop the champagne bottles when that comes, because again, it's very replicable to all their health systems, and not because everybody knows it's a largest EHR. And the thing I think that, once the scope is there, there such a huge need for large health systems, which is who they target to provide anything that can improve adherence, which is a number one measurement and the biggest impact in overall health improvement.

And so these health systems all have always wanted to utilize our technology. It's just the reality of prioritizing it. And they don't like drug samples. So I think that would give us an access to north of a 100,000 new prescribers. And upon us getting these first two that will be a huge 2015 priority for us to engage all the health system, with what we think is the huge value offering that will be available to them.

Vincent Colicchio:	And Doug, on the gross margins, they were down sequentially. Is that new levels where it should be for the next quarter or so?

Douglas Baker:	Yes. I think it should be very similar, as our distributions go up and become a bigger percentage of our revenue that changes.

Vincent Colicchio:	And then, Dave, two more strategic questions. You mentioned that you're going to market with sort of your big pharma partners on sort of joint pitches. Are you seeing more of that over time and as we look there, say, a year ago?

David Harrell:	In fact, the two Epic clients came, one came from Lilly as a lead, in which they trained some of their key account managers, and one came from I believe Pfizer. So there is others that are in the wings too. So pharma is really not only embracing our technology, they are helping us expand it.

And in fact, Lilly has committed to a major research project on behalf of both our company and them to understand how can we improve the user experience for both physicians, patients, as well as pharmacist, so that we can maximize our technology that Lilly is using and lying to fully ramp up and support.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

Vincent Colicchio:	And Dave, could you provide an update on the Grey relationship, anything that may have been new in the quarter?

David Harrell:	Yes. I mean Grey has completely redone our whole marketing collateral efforts. We had a fantastic conference, in which both, the CEO of Grey, Lynn Vos as well as myself kicked off the conference. And I think Lynn is very, very excited about the partnership. We've approached Lynn to look at even beyond Grey, looking at ways we can expand throughout WPP, and even helping us generally with all of our marketing efforts to acquire new pharmaceutical manufacturers.

Again, there is such a huge, huge opportunity out there that we build the market and have 70 key brands; there is 490 brands out there with coupons. So engaging them and incentivizing them could be a huge opportunity. And I think we've even proven our credibility, I think as good partners to great, and they've certainly countered, so I think the relationship is solid and has the opportunity to grow.

Operator:	Your next question comes from the line of Brian Murphy with Merriman Capital.

Brian Murphy:	Doug, just a follow-up on the gross margin question. Are setups typically driven by the addition of new brands?

Douglas Baker:	Yes.

Brian Murphy:	And I don't know whether this is for Doug or Dave, but how would you describe the utilization of your current channel capacity? In other words, if you didn't add anymore reach to the system, how much headroom is there for revenue growth through existing channels.

David Harrell:	Well, I mentioned too that we're not reaching all the doctors in those channels. And I think I said that, for example, PRO now is an opt-in. And starting second week of January, they're going to go out weekly to about what 400 offices, which has about five doctors in each and turning them on, as an example.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

So they have about 25,000 extra doctors. DrFirst is growing, and have stated that we're going to have the potential for another 15,000. The ehealth line is the channel we've just recently brought on and they've put us in one platform and now they are expanding out, that adds an additional 20,000 reach.

So at the end of the day, I think I know that there is like 60,000 extra doctors that we can grow. And additionally too, as the brands we grow reach more specialties, et cetera, et cetera. So our channel, I mean if nothing happened in our channel, except they fully turned it on, and the ePrescribe trend continued to grow and double over the next two years, I mean that's very favorable as well. But we're not stopping at that obviously, we're moving forward.

Douglas Baker:	I think that each channel has its own things to work on, but I wouldn't be difficult to double our distribution or utilization through just our existing channels.

Brian Murphy:	And there was some language in the Q, and I just wanted to get some clarification. So it said that you expanded AstraZeneca brands into all channels. So what does that imply, so when you turn up a new brand, it can be only turned on in some channels, meaning via certain EHRs, It's not sort of turned up system-wide. Am I thinking about that right?

David Harrell:	Yes. Most of them have turned them on, but some of them come in and say, ok, we just want to start with maybe these key channels. And then they see the results and they can expand. So I would say, two-thirds of our brands are fully engaged in all channels and maybe a-third here in with certain ones, so because of whom they're trying to target et cetera, but most of them – maybe it's not even a-third, it's maybe 20 percent of brands that might have a little bit more of a target base.

Brian Murphy:	So that might explain the hiccup you had with Allscripts. So you had some brands that were going maybe exclusively through Allscripts or whatever, that bottleneck there would have an impact on the revenue.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

David Harrell:	And again, as everybody knows, Allscripts, they had some (tech) issues. They were pushing out something not related to us, in addition to the privacy issue they had. It caused a bug and it affected our distributions over time. So I think that's been resolved. It appears it's been resolved recently.

The great thing about Allscripts though is this ability, if it's successfully, which I don't see why they wouldn't turn everybody into an opt-in versus opt-out. Let me explain that a little bit. So we've got 30,000 doctors that have access to a coupon, they just have to go into their administrative portal and probably click on this tab and then click over at this link, et cetera, I'm being a little facetious in activating coupons.

Well, Allscripts recognizes this is a really strong partnership. And it's such a value to both doctors and patients that they are pushing a code (fix) out that will automatically update and activate them. So we're very excited about that. Again, the commitments are sometimes challenging to me, but this is a pretty strong one that I think they've given us. So overtime in the first quarter I think you'll see some increased utilization at Allscripts rather than the decrease that we experienced with the hiccup.

Brian Murphy:	And Dave, can you give us a little bit of color on how the budget allocation works on the pharma side. Is it typically budget allocated per brand? And are there ceilings on a quarterly basis or is it sort of an annual budget. Maybe start with that?

David Harrell:	Yes, generally what we do is we say, hey, this is where we're projecting to go, this is how many scripts that we can deliver with the coupon distributed. And we ask for, in most cases, annual budgets. And again, it's certainly a budget-driven organization and there's always could be changes to the budget, but most of them have been very, very supportive, because of the results.

And in some cases, we've needed some more budget. And in other cases, there has been programs that have been hindered by budget constraints too. So it's nothing to do with performance, I think it's the nature of the business at hand.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

Douglas Baker:	And the important thing is what we're doing right now is working with everybody to get their budget increase for next year, so we don't have to come back to them in the middle of next year.

David Harrell:	Right. I mean, our key pharma partners, they are very, very aligned and very excited about the growth we have and we're asking them to certainly align the budgets and they seem very excited about it. They really like the results, and they like the reach too, and the influence it's having at both the doctor level and patient level actually filling the script.

Brian Murphy:	So it sounds like there is no issue with the pharma budgets being consumed with your existing channel capacity, I guess with the exception of the Allscripts hiccup?

David Harrell:	Well, in some cases we've had extra budget, we haven't been able to fill.

Brian Murphy:	So in some cases, maybe on a particular brand, you had a budget of X and that at the end of the period there was actually surplus budget, and that would imply that there was some kind of an adoption issue on the user side?

David Harrell:	Yes. In other words, we came in and forecasted initially, for example, next gen channel was supposed to launch in August and that's been delayed to end of first quarter, for example. But through good communications, that's the key. It's what our account managers been able to do; Dave Lester and his team have really tried to.

So as long as you're communicating effectively with them about any types of distribution, both higher levels versus lower levels, et cetera. They clearly have seen that; a) we are the market leaders in the business; and b), we're the ones that are going to help them grow with this effective, more efficient way to market their savings and support. In fact, again, as we highlighted they're going out there and selling us the clients, or I should say, introducing us to clients.

Brian Murphy:	So if you have a certain amount of budget, if a certain amount of budget has been allocated by Brand XYZ and it's actually allocated to the next-gen channel, if you don't have that turned up, you can't route it to another channel?

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

David Harrell:	No, I wouldn't say that. But again, if we came back, and I'll say, brand ABC, we said ok, we're projected second half of the year, because of turning EHR has increased budget 25 percent. And they gave us that, but it wasn't turned on in that EHR, so there might be some additional or remaining budget.

Brian Murphy:	And just on the product development side. You mentioned the on-demand drug rep and sample request, I mean I think that's very interesting functionality. And I think there was some language that you're rolling that out into two urology EHR's. Can you talk a little bit about how that's going to work, just how do you monetize that? How was pricing working? And then if these initial rollouts are successful, how long does that take to get rolled out system-wide?

David Harrell:	Well, what we're looking at is we've signed an agreement with again, to your point, two urologists EHRs because we like the market, its smaller group of brands that we need to participate in. And we haven’t formalized all pricing, but the reality is the average sales call costs about $250 according to McKenzie. So doing in on a transactional level will be a key and what we're aiming for.

But what we're asking our partners to do is provide some flat rate beta test, which again we're in discussions right now that would allow us to learn from both, whose going to use the platform, is it the doctors, is it more of the staff, is it et cetera, so there's a lot of learnings in this.

But the reality is this on-demand opportunity we see is, if we can get this right and learn. Cold calling is going by the wayside, so that doctors still see reps as a value; but, a) they may not even know who the rep is anymore, if you're sitting in the big health system; and b) you want to see them, when they want to see it.

So we built a module at a click of a button, you can call to your assigned pharma, and it's pretty neat technology, if I'm the rep, it says Dr. Smith is wanting to speak to you, please hold, and it automatically connects them. They can text through a variety of menus what they want. They can set up an appointment that goes right to the Outlook invite, and you can accept it if you're the rep or there's even a virtual opportunity, which could be even more important in the future that we're working with GHG and others to design.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

So the key right now though is we're not as much focused on the initial revenue opportunities (as) getting it right, where should it be embedded, should it be embedded to the doctor's workflow or more in a practice management where the administrative person that checks patients. And our partners are keen to on that. So what we want to do is get a beta test in first quarter with these first two groups and basically get pharma, and as our partners are saying, there's some costs associated with it, but flat rate beta test (pricing) is what I think we're going with this.

Brian Murphy:	And are the reps asking for this stuff?

David Harrell:	Well, we know that the number one issue with reps is 60 percent of the doctors they can't get to any more. So the pharma companies are real intrigued. But the big question with pharma is if their going be utilized. And the reality is, it will the more they become aware of the process, I mean it will be a slow game changer is what we think, and that's why we want to work with a smaller group to start with.

Because again, doctors are just like any other consumer of product or information, they want it when they want it on their own terms. And so when you look at the billions and billions of dollars of spent; in fact, there was a report that came out that basically said, pharma is spending between a $1 billion and a $1.5 billion on trying to implement infeasible sales calls.

And it's really interesting too, what is even considered a sales call too, is it a sample dropped through the window, is it a meaningful engagement, ideally if we can provide access to the rep that when the doctor wants, that we hope that engagement would be more meaningful too.

Brian Murphy:	So that's a $1 billion to a $1.5 billion in waste?

David Harrell:	In waste. That source is Access Monitor. And I think it was in, I don't know, 2013 or '14.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

Brian Murphy:	Doug, what was the headcount at the end of the quarter and where do you think that will be next year?

Douglas Baker:	It's around 15. We're not really anticipating much change in headcount, maybe next year one or two hits. It depends on our sales, but we were leveraged pretty well in terms of ability to support them, maybe a couple of account managers if we grow our account base.

But we think we're solid on the technology side. We've got good relationships even on the outsource to support that. And it's a classic SaaS model, it's just feeding inventory of more brands to more doctors, and the technology is there and ready to be fully utilized. I mean we could easily handle 10 million distributions a day, if we had that, and hopefully that problem comes.

Brian Murphy:	And Doug, one more, just how do we think about stock comp going forward?

Douglas Baker:	In this particular year, there was a few unique things that are kind of, I don't know what to say, one-time events. But a part related to Shad, who is the former CEO, there were some specific grants related to the recapitalization of the company earlier in the year to both, provide working capital and reduced our share account, which is kind of unusual when you raise money and can reduce your share count at the same time. So it will be at some lower level next year.

David Harrell:	So what we've asked is, as you may or may not be aware, we've brought two additional outside directors to our board. And we've asked them to look at kind of formalizing the compensation recommendations and maybe even a committee.

Operator:	Your next question comes from the line of Kevin Tracey with Oberon Asset Management.

Kevin Tracey:	You've all added a handful of people to your team over the past year. And Dave, a while back you mentioned that you're always on the lookout for an experienced CEO that could help the company grow after what happened with Shad last year. And I'm wondering where we are on that front?

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

David Harrell:	I was just out visiting Noble, Vince might be smiling. We don't have any definitive candidates, but again I can tell you that I always like to remind everybody that I am an investor with this company that happens to be an employee, and I am dedicated to really looking at it. There are so many moving parts of this business, at any given time I'm out talking to an EHR, I'm talking to NCPDP on regulations, I am out talking to pharma clients and I am out talking to the investment groups at all.

And from a personal standpoint, I remain dedicated, because I believe in my investment as well as the employees that I have. But the ability to find somebody that could take those opportunities and bring different skills would always be welcomed. And it's been challenging kind of to find it, and it doesn't mean that we have spent a significant amount of time, because we're moving so quick that something of a consideration of the board is looking at that. We're always open to improving our management team.

So we don't have much updates on that, but the commitment is always there. The commitment is there as equally to frankly continue to work our tails off across not only our management team, but the whole employees that we have. The dynamics of this industry is two parts exciting, one part daunting, when building a market that we have within such a complex world. So I hope I am answering the question. If I'm not, please.

Kevin Tracey:	And then, I just have some other question, but it's a comment and I guess what you'll response to it. But I've never seen in the past, companies issue press releases attached to sell-side research reports with price targets that are like three times higher than the current price.

And all of this is after you all conducted a stock offer and at a discounted price, and the lead shareholder of that stock offering sold 1 million shares a few months after. So I just don't think that that kind of promotion reflects well on the company, and I'm just wondering?

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

David Harrell:	So, a, thank you for comments; and b, we are getting constant pressure to issue press releases. We've been fairly conservative to make sure they're meaningful and had concrete advice, exactly what we stated. So we are not – I personally, I'm not an expert in that area. And I think that we're working with – we've had great support from Merriman and Noble and we'll spend more time to look at that and review that.

We've been a pretty conservative company frankly with how we've operated. And it's interesting that you felt that was a little over. It's never our intention. It's clearly to grab awareness of the coverage. And it sounds like your the lead title was a bit taken back, is that what your comment centers on?

Kevin Tracey:	Well, I guess, I assume it doesn't look good from our point of view. And I believe one of the research firms publishing those reports conducted the stock offering. And they sold stock to their clients, and then the clients, that lead participating in your offering sold shares after reports were issued, or I don't know if the reports were issued before or after, but with much higher price targets.

So I guess from our point of view, that kind of promotion or just issuing press releases attached to sell-side research reports doesn't – we don't think it reflects well in the company, but I understand that other people think differently.

Douglas Baker:	I was just going to say one thing. So yes, generally I agree with what you're saying. The only thing I might add is that when somebody does a research report, they don't necessarily issue a press release on it, and it goes to their investors and their base, and if you're a big company that gets picked up – but in our case we were finding a lot of our shareholders didn't realize the research report have been written, so what we were really trying to do is communicate more with our shareholders.

Kevin Tracey:	Understood, I just wanted to give you our thoughts on that.

David Harrell:	It's interesting. And like I said we had a lot of pressure actually to do that. So it's always a balancing act. We were very excited, about the outstanding research independent. In fact, both of our analysts have really done a fantastic job at understanding our markets and have really invested in time, in fact we spent a lot of time with both Vincent and Brian, actually spent a day at the conference meeting with the variety of our clients, both pharmaceutical as well as partners.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

So again, we always want to appear very, very credible, yet again, make sure everybody is aware of what's happening. And in some cases, many feel we don't communicate enough.

Operator:	Your next question comes from (Joey Delahoussaye). He is a Private Investor.

(Joey Delahoussaye):	Just wanted to follow-up on the gross margin issue. I missed first few minutes of the call, I guess. But did you say that the gross margin was down a little bit just due to, I guess less account setups and just more of your eCoupons, which have the lower margin compared to the setups?

Douglas Baker:	Yes. That's a generally good setup. As we increase our distributions, it becomes a bigger part of our business. And so there is more – the best way to summarize it simply is it's really a product mix thing. So as a subject to, revenues share go up relative to those that aren't, our gross margin goes down and our revenue share cost goes up.

David Harrell:	I mean we do have consulting opportunities, the two that we're doing were Drug File Integration, which is a fancy way of new products paying us for our services to go around and get their product loaded in the EHR, so I think that grows too.

(Joey Delahoussaye):	And the setups are they by drug brand or by a drug company?

David Harrell:	Brand.

(Joey Delahoussaye):	And regarding the Allscripts PRO. I thought based on the last quarter conference call that the PRO, I guess would be switch to automatic turned on I guess, and ready, and hit the ground running for the fourth quarter this year, but obviously that's not the case. Was there some further slippage beyond I guess what happened after the last call or might just?

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

David Harrell:	That's kind of our world. I mean we're dealing with very, very large companies that they – you're absolutely correct, had committed that. But the reality was meaningful use, which is another way of saying, meeting government regulations is always 90 percent of any technology/EHR company's focus. And apparently, we got pushed back another quarter. But as we say first quarter of the year, it seems like that we (were) promised this year, but at the end of the day we're always subject to the risk of the client or the platform.

(Joey Delahoussaye):	And the way you described, you said that the second week of January they're going be going out. I guess maybe it sound like it's going to take I guess sales visits to turn each client automatically on, is that what you think.

David Harrell:	I think they're pushing out to about 400 offices a week. And they want to test it and make sure everything is fine. And we kind of say, well, 400 a week, how long is that going to take then? The average doctors, five in an office located, thats 2,000. You got 20,000-plus doctors, that's 10 months. And are like, all right, let us make sure everything is fine, and we'll ramp it up quicker. But it's hard to give guidance on that type of stuff though.

(Joey Delahoussaye):	So you think definitely by the end of first quarter, like (Multiple Speakers).

David Harrell:	I think you'll see improvements in first quarter. I would like to say, I mean we always show them all the revenues that they're losing, and we show that at the general management level. And I think it will have an impact in first quarter and I would like to say it's complete in the second quarter. But again, that's the revenue for us.

(Joey Delahoussaye):	And then you had mentioned I think earlier in the Q&A that another EHR next gen, I guess that was suppose to be out there in I think the third quarter, but that got pushed out to middle of next year is that right?

David Harrell:	Exactly same thing, additional meaningful use requirements, and they're not pushing their release out, until late first quarter.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

(Joey Delahoussaye):	So needless to say we won't be hitting (Multiple Speakers). I'm sorry say that again?

David Harrell:	And the eCoupon is included in that release. So they usually have like an EMR, well that maybe EHR will do. In their new release, (although) some release are dynamically cloud-based and it's no big deal, others have server base, which means that they have to do a new release. And sometimes they only release every quarter or every six months, and they have a variety of new things in there, and the eCoupon was one of those.

(Joey Delahoussaye):	So the internal goal of I guess 1 million eCoupon distributions in a single quarter, I think you had targeted hopefully by the fourth quarter this year, you would hit that that obviously off the table for now and given some (Multiple Speakers).

David Harrell:	It is. But again, if it's with those platforms turned on, the next gen, the things that we anticipated and I think we made that caveat based on that that's been delayed, so correct.

(Joey Delahoussaye):	And then could you comment, I know in the past you've talked about some of the lot of initiatives that aren't the eCoupon initiative you know like setting up doctor or doctor claim visits and safety, I guess awareness and drug interactions and thing like that.

Basically, can you update, I guess where we stand at any of that or maybe just comments in early how close we are to innings with revenue recognition that could be meaningful for the company with any of those initiatives?

David Harrell:	Yes. So I mean we talked already about the beta test of the request rep samples, which we're looking do in a small scale in first quarter, which has huge opportunity, but the reality is we have to get that one right overtime. The second one is we are doing some consulting work, which is meaningful. I think we do Drug File Integrations now. We've done few of them for a few 100,000 a quarter, I mean that could easily ramp up to $1 million next year in business.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

And we're exploring even the VoucherDVM, we've been in meaningful conversations with this four platforms, one very large wholesaler, owns two of them, and at very exciting opportunities with them, just nothing formalized though. We're excited we also have a very large national veterinarian clinic group that wants to beta test it. So we're aiming for the end of first quarter to have something up and running in a beta test.

So what we're trying to do is we don't want to take our eyes off (eCoupon). The number one thing clearly is getting these other EHRs fully onboard to ramp up the revenue there. And although we don't want to take our eye off, at the same time though exploring a beta test (of) the other two opportunities. So I think it's meaningful contributions in the second half of the year on the non-eCoupon business.

(Joey Delahoussaye):	And for the foreseeable future would you anticipate saying quarter-over-quarter growth and eCoupon distribution?

David Harrell:	Yes. And that's what we have over this year too, first, second, third quarter it's always been.

(Joey Delahoussaye):	And I just wanted to verify that I guess the one track for maybe a slower ramp in initially interest paid or maybe just deferred percent a little bit.

David Harrell:	Yes. I mean I think the Allscripts had an impact on the first three quarters. And the delays obviously of the channels have to be fully ramp test. But the good news is that should be resolved and we can continue to increase the escalation moving forward.

(Joey Delahoussaye):	And just a comment on the previous caller, regarding highlighting the research report and stuff. Did you happen to put the research report available on you Web site, I haven't checked your Web site. But my thinking is that whatever it's worth to you is, I kind of agree with the previous caller, and that it just seems a little bit promotional, and I don't know it, I would probably not have done that as well.

But I understand the reasoning, and if you're getting various inputs from different sources, I would just think going forward. Anything sell-side related should be I guess handled by the sell-side and feel free to put it on your Web site, but to actually put out in press release maybe not so much in my opinion. But I think any additional enclosure is great for the company and hopefully the growth that you anticipate and continues to attract more investors.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

David Harrell:	Well, thank you, and thanks for your feedback. It's always how aggressive to be. We're very fortunate to have a good robust group of investors. But we try to always steer the ship and communicate in most effective way, but there's always grey areas to how to (best) do that. But we were excited clearly of the reports, we think they really understand the markets and the dynamics. And again, to Doug's point, we want to get that word out.

Operator:	Your next question comes from the line of (Brendan Mackey) with OptimizeRx.

(Brendan Mackey):	Just a question on Allscripts, as we look at it. Not Allscripts PRO, but just core Allscripts offering. Has that been restored to a level that it was at, say, first quarter last year?

David Harrell:	Just recently, yes.

(Brendan Mackey):	And do you guys sort of like estimate on what percent of their business having that offline representance over the first three quarters of the year?

David Harrell:	I think the rough percent I would give and Doug, again I don't think we have the exact. It would be 10 percent-plus.

(Brendan Mackey):	And can you give me sort of just a sense over the third quarter this year, was there ramp within the quarter such that September was sort of the strongest, and have you seen that sort of continue on it in the current quarter?

Douglas Baker:	In simple terms, August was a little better than July, and September was better than August. And we're running a little ahead of September and October. So that's why we're confident, we're going to continue to see quarter-over-quarter revenue growth.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

(Brendan Mackey):	And Doug you made the comment that you feel you could double your distributions with sort of your existing channel relationships that you have now. Can you sort of walk me through how that happens or what the mechanisms are for realizing that?

Douglas Baker:	Well, as I mentioned each channel has different things to work with, in short-terms, like with DrFirst right now we're only reaching about half of their network, and they have a plan to get us to reach the rest of their network starting by the end of this year or early next year. Allscripts PRO, same kind of thing. We talked about the rollout.

So maybe, if not all channels individually can double, but within each channel there is room for growth in terms of helping them do something better to get, make it more visible for the doctors, things like that.

David Harrell:	New channels have even more, new channels that we are anticipating moving forward. So again nothing that's been announced. So the distribution side, I think is really looking good.

(Brendan Mackey):	And when you think about adding new channels and new users so to speak, is there a difference between the actual utilization rate? Are you confident that adding new users will have the same utilization as those that have been using it over the last two years of since the software has been out?

David Harrell:	Yes. I mean, that's great question. The first biggest thing is, if you get 30,000 doctors, one platform might be 80 percent, what we call primary care, family practice, internal medicine, and they write a lot of the general brands that we have. Whereas specialties might write a heck of lot of like urology drug, but hardly any of the other 50. That's why it's so difficult to forecast until you get a full month.

The workflow is a little different too where they put the eCoupon, and generally it follows the standardize prices. The good news is automatically it sends the distribution to pharmacy, and gives them the option to plan, which is what the key is for us to get paid. So does that answer your question? I mean, it's somewhat precise, I guess.

OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

(Brendan Mackey):	And my last question is sort of just on the coupon macro environment. Have you seen any hesitation or concern from your pharmaceutical partners regarding the headlines of coupons?

And you report out in the office, the OIG I believe highlighting the concern, ensuring that coupons don't end in the hands of Medicare beneficiaries, and some vote out on ObamaCare and how coupons will be treated under the new health system. Have you gotten any of that?

David Harrell:	Yes. I mean that's been a high focus when that came out. And pharma, in fact, there was just a meeting where they – and there has been an opportunity for us to be even on the committee to look at additional ways to ensure that non-government patients don't necessarily receive these type of coupons. So they can still get vouchers though for free product.

So it's something that pharma is clearly focused on. It could be actually an opportunity for us, if we can help filter out those patients, because we have our on-demand rule based system. But pharmas – I think OIG is saying, just show us that you're making some additional best efforts, in which they have, in the fact they disseminated the group and that's why I've been looking at joining this taskforce.

And they've send a letter to OIG that we recognize it and that we are making best efforts. They (pharmaceutical processors) have a lot of filters, but what other filters can we? And I think we could be part of that process.

So the other thing now too is there's another report that just came out talking about, it's so clear, on the adherence benefits too. So naturally the issue of always increasing drug cost maybe the negative side over generic, but the positive side is if the doctor feels that they need a brand for safety or efficacy reasons, coupon co-pay support to make it more affordable has fantastic outcomes on improving adherence. And adherence improves outcomes. So we are aware of all those elements of regulation.

(Joey Delahoussaye):	And I guess the other side of that was sort of I know that HHS had sort of, and considering whether they were going to consider the exchanges to how the federal treatment of coupons and outlaw them, has there been concern from your pharmaceutical partners on that front?

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Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

David Harrell:	No. None of them. I mean there was initial statement that was positive towards that its not. And all of our pharma companies are participating in across the board and not recognizing to miss that.

Operator:	The final question comes from the line of (Ron Chez). He is a Private Investor.

(Ron Chez):	You might, in the future consider limiting questions from people to be less than 10, ok. So just as a thought for you, I thought you said 65,000 active doctors, I thought the number was higher than that?

David Harrell:	Well, we reach 200,000 doctors or healthcare providers, we should say. But many don't use the brand that we have coupons for. So Ron as we grow more brands, and specialties, et cetera, that utilization can go up. Does that make sense?

(Ron Chez):	Yes. But do you have particular programs to get to these doctors that are not active users?

David Harrell:	We try to look at what our specialty mix is, so for example, when we launch the urology EHRs, there was a big focus to get urology brands. At the end of the day we always say, what are the top-200 brands that are being utilized by our EHRs across the board, and going after them.

Douglas Baker:	And that's also part of what we talked about with increasing utilization. So for example, one-off Allscripts PRO rolls out, it's going to be more doctors actively utilizing the program.

(Ron Chez):	How many doctors on multiple platform, or have access to multiple platforms?

Douglas Baker:	I'm going to give you just a real general answer. That generally they use one. Well, a lot of times the EHR is dictated by the hospital or health system around them.

 OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

(Ron Chez):	And one more question please, you said 70 brands, now is that correct.

David Harrell:	Roughly, Yes.

(Ron Chez):	And do you have a goal for next year that you could speak to?

David Harrell:	Well, like I said, when you looked at – I hope that everybody got excited about the figures that I was talking about. And the fact the ePrescribing in the next 24 months is going to double according to all the experts, as it has, and it makes that seem logical that that would involve us and our transactions.

And the second thing is our utilizers. We talked about the huge upside of what we have in growing that. But frankly contemplating the conservative, we were again keeping this 24 month timeframe. If we increased brands 50 percent, which is about 105 during that same period. I mean that increases our brands 50 percent.

So one of the things, we hope to have some exciting announcements on some of our new EHR partner coming on and that just makes it even stronger as we grow from a network of 200,000 doctors to a network of hypothetically 350,000 doctors, it just becomes that much stronger. So I would like to see that our (network) growth rate increases a number of brands as we become even more of power play in this eCoupon world.

(Ron Chez):	And last question. ASP on distributions please?

David Harrell:	ASP?

(Ron Chez):	The average selling, the average amount you received per distribution.

David Harrell:	Doug, what would you say, about $4?

Douglas Baker:	Yes, it's probably about $4.

David Harrell:	$4.25, maybe?

 OPTIMIZERX CORPORATION

Moderator: Douglas Baker

11-13-14/11:30 a.m. ET

Confirmation # 32421148

Douglas Baker:	Yes.

David Harrell:	Well, thanks everybody for taking the time. And we'll look forward to updating you on our next quarter.

Operator:	Again, thank you for your participation. This concludes today's call. You may now disconnect.

END